 Exhibit 3.6
OFFSHORE PETROLEUM CORP.

CODE OF BUSINESS CONDUCT
AND ETHICS

Table of Contents

I.	INTRODUCTION	3

II.	COMPLIANCE IS EVERYONE'S BUSINESS	3

III.	YOUR RESPONSIBILITIES TO THE COMPANY & ITS STOCKHOLDERS	4

General Standards of Conduct		4
Applicable Laws		4
Conflicts of Interest		4
Other Situations		5
Corporate Opportunities		5
Protecting the Company's Confidential Information		5
Disclosure of Company Confidential Information		5
Requests by Regulatory Authorities		6
Company Spokespeople		6
Obligations Under Securities Laws -"Insider" Trading		6
Prohibition Against Short Selling of Company Stock		7
Use of Company's Assets		7
General		7
Physical Access Control		7
Company Funds		7
Computers and Other Equipment		8
Software		8
Electronic Usage		8
Maintaining and Managing Records		9
Records on Legal Hold		9
Payment Practices		10
Accounting Practices		10
Accounting and Financial Procedures		10
Internal Control over Financial Reporting		11
Prohibition of Inducements		12
Foreign Corrupt Practices Act		12
Payments or Gifts from Others		13
Selecting Suppliers and Contractors		13
Government Relations		13
Lobbying		13
Government Contracts		14

IV.	WAIVERS	14

V.	DISCIPLINARY ACTIONS	14

I. INTRODUCTION

This Code of Business Conduct and Ethics helps ensure compliance with legal requirements and our standards of business conduct.  All Officers and Directors of the Company and all key employees of the Company are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors engaged by the Company are aware of, understand and adhere to these standards to the extent applicable to their activities on behalf of the Company.

Because the principles described in this Code of Business Conduct and Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Corporations Legal Counsel if you have any questions.

Nothing in this Code of Business Conduct and Ethics, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

The Company is committed to continuously reviewing and updating our policies and procedures.  Therefore, this Code of Business Conduct and Ethics is subject to modification.  This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

Please sign the acknowledgment form at the front of this manual and return the form to the Secretary of the Company indicating that you have received, read, understand, and agree to comply with the Code of Business Conduct and Ethics and other procedures set out in this manual.

The signed acknowledgment form will be located in your personnel file.

II. COMPLIANCE IS EVERYONE'S BUSINESS

Ethical business conduct is critical to our business.  As an Officer, Director or employee, your responsibility is to respect and adhere to these practices.  Many of these practices reflect legal or regulatory requirements.  Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.

Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics.  You should be alert to possible violations and report possible violations as provided herein.

You must cooperate in any internal or external investigations of possible violations.

Reprisal, threats, retribution, or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of law, this Code of Business Conduct and Ethics, or other Company policies or procedures should be reported following the whistleblower procedure contained in this Manual.

Violations of law, this Code of Business Conduct and Ethics or other Company policies or procedures by Company Officers, Directors or employees may lead to disciplinary action up to and including termination.

In trying to determine whether any given action is appropriate, use the following test.

Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo.  If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Company’s Legal Counsel.

III. YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS

A. General Standards of Conduct

The Company expects all employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious, and productive work environment and business organization.  These standards apply while working on our premises, at projects where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company.  Employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

B. Applicable Laws

All Company employees, agents and contractors must comply with all applicable laws, regulations, rules, and regulatory orders.  Company employees located outside of the United States must comply with laws, regulations, rules, and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws.  Each employee, agent, and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from Legal Counsel on specific Company policies and procedures.  Violations of laws, regulations, rules, and orders may subject the employee, agent, or contractor to individual criminal or civil liability, as well as to discipline by the Company.  Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

C. Conflicts of Interest

Each of us has a responsibility to the Company, our stockholders and each other.

Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur.  The Company is subject to scrutiny from many different individuals and organizations.

We should always strive to avoid even the appearance of impropriety.

What constitutes conflict of interest?  A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.  If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company's Board of Directors.  If determined to be material to the Company by the Board of Directors must approve in writing in advance such related party transactions.  The most significant related party transactions, particularly those involving the Company's directors or executive officers, must be reviewed and approved in writing in advance by the Company's Board of Directors.  The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, and SEC rules and regulations, and securities market rules.  Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

The Company discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship).  The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship.  If a question arises about whether a relationship is covered by this policy, the Board of Directors is responsible for determining whether an applicant or transferee's acknowledged relationship is covered by this policy.  Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination.  If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor.  The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

(i) Other Situations.  Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations.  If a proposed transaction or situation raises any questions or doubts in your mind you should consult the Corporation’s Legal Counsel.

D. Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

E. Protecting the Company's Confidential Information

The Company’s confidential information includes any information about the Corporation’s projects, results of exploration or development, financial matters and other information that has not been disclosed publicly.  Every employee, agent, and contractor must safeguard all such information.

You are also responsible for properly labeling any and all documentation shared with or correspondence sent to the Company's Legal Counsel or outside counsel as "Attorney-Client Privileged".  This obligation extends to confidential information of third parties, which the Company has rightfully received under Non-Disclosure Agreements.

(i) Disclosure of Company Confidential Information.  To further the Company's business, from time to time our confidential information may be disclosed to potential business partners.  However, such disclosure should never be done without carefully considering its potential benefits and risks.  If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure.  The Company has standard nondisclosure agreements suitable for most disclosures.  You must not sign a third party's nondisclosure agreement or accept changes to the Company's standard nondisclosure agreements without review and approval by the Company's Legal Counsel.  In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by the Company's Legal Counsel prior to publication or use.

(ii) Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of his or her employment with the Company, must be reviewed and approved in writing in advance by the Company's Legal Counsel and must include the Company's standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

(iii) Requests by Regulatory Authorities.  The Company and its employees, agents and contractors must cooperate with appropriate government inquiries and investigations.  In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information.  All government requests for information, documents, or investigative interviews must be referred to the Company's Legal Counsel.  No financial information may be disclosed without the prior approval of the Board of Directors.

(iv) Company Spokespeople.  Specific policies have been established regarding who may communicate information to the press and the financial analyst community.  All inquiries or calls from the press and financial analysts should be referred to the CEO or President or Investor Relations Department.  These designees are the only people who may communicate with the press on behalf of the Company.

F. Obligations Under Securities Laws -"Insider" Trading

Obligations under the U.S. securities laws apply to everyone.  In the normal course of business, officers, directors, employees, agents, contractors, and consultants of the Company may come into possession of significant, sensitive information.  This information is the property of the Company -- you have been entrusted with it.  You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf.  The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals.  In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading.  Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations.  Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other “controlling persons”, as that term is defined under U.S. Securities laws. (including supervisory personnel) are also at risk under U.S. securities laws.  Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company that insider-trading violations not occur.  You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant.  Insider trading rules are strictly enforced, even in instances when the financial transactions seem small.  You should contact the Secretary, or the Company’s Legal Counsel if you are unsure as to whether or not you are free to trade.

The Company has imposed a trading blackout period on members of the Board of Directors, executive officers and certain designated employees who, as a consequence of their position with the Company, are more likely to be exposed to material nonpublic information about the Company.  These directors, executive officers, and employees generally may not trade in Company securities during the blackout periods.

For more details, and to determine if you are restricted from trading during trading Blackout periods, you should review the Company’s Disclosure Policy and Insider Trading Compliance section.  A copy of these policies is contained in this Manual.  You should take a few minutes to read the Disclosure Policy and Insider Trading Compliance sections carefully, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations.  Employees, agents and contractors of the Company who violate this Policy are also being subject to disciplinary action by the Company, which may include termination of employment or of business relationship.  All questions regarding the Company's Disclosure Policy and Affiliate Trading Compliance section should be directed to the Company's Secretary or Legal Counsel.

G. Prohibition Against Short Selling of Company Stock

No Company director, officer or other employee, agent or contractor may, directly or indirectly, sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a "short sale") within three days thereafter.  No Company director, officer or other employee, agent or contractor may engage in short sales.  A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company's stock price.  While law from engaging in short sales of Company’s securities does not prohibit employees who are not executive officers or directors, the Company has adopted as policy that employees may not do so.

H. Use of Company's Assets

(i) General.  Protecting the Company's assets is a key fiduciary responsibility of every employee, agent, and contractor.  Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization.  All Company employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse, or theft.

Employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.  Company equipment and assets are to be used for Company business purposes only.  Employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets.

(ii) Physical Access Control.  The Company has and will continue to develop procedures covering physical access controls to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse, and destruction.  You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis.  You must not defeat or cause to be defeated the purpose for which the access control was implemented.

(iii) Company Funds.  Every Company officer, director, employee or consultant and their employees are personally responsible for all Company funds over which he, she or they exercises control.  Company agents and contractors should not be allowed to exercise control over Company funds.  Company funds must be used only for Company business purposes.  Every Company officer, director, employee, consultant, agent, and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each expenditure.  Expense reports must be accurate and submitted in a timely manner.  Company officer, directors, employees, consultants, agents and contractors must not use Company funds for any personal purpose.

(iv) Computers and Other Equipment.  The Company strives to furnish officers, directors, employees, consultants and their employees with the equipment necessary to efficiently and effectively do their jobs.  You must care for that equipment and use it responsibly only for Company business purposes.  If you use or access Company equipment at your home or off site, take precautions to protect it from theft, damage or unauthorized access just as if it were your own.  If you are terminated or resign, you must immediately return all Company equipment.  While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote Company's interests, all such computers and electronic devices, whether used entirely or partially on the Company's premises or with the aid of the Company's equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

Officers, Directors, employees, consultants and their employees, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company.  To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its officers, directors, employees, consultants and their employees,  agents, contractors, or representatives, at any time, either with or without an their knowledge, consent or approval.

The Company maintains a central server computer in which all Company information is retained, officers, directors employees, consultants and their employees are given access to this central server computer and are required to conduct all Company communications through the central server.  All officers, directors, employees, consultants and their employees are required to save Company records of any kind prepared or amended in the central server.  Any form of Company records or information not prepared or recorded in the central server computer are required to be forwarded to the Company’s administration office for filing or storage in the central server computer.

(v) Software.  All software used by officers, directors, employees, consultants and their employees to conduct Company business must be appropriately licensed.  Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability.  In addition, use of illegal or unauthorized copies of software may be subject to disciplinary action, up to and including termination.  The Company' may inspect or arrange for the inspection of Company computers periodically to verify that only approved and licensed software has been installed.  Any non-licensed/supported software will be removed.

(vi) Electronic Usage.  The purpose of this policy is to make certain that officers, directors employees, consultants and their employees utilize electronic communication devices in a legal, ethical, and appropriate manner.  This policy addresses the Company's responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones, in each case now existing or as may be implemented in the future.  Posting or discussing information concerning the Company's business on the Internet without the prior written consent of the Company is prohibited.  Any other form of electronic communication used by officers, directors employees, consultants and their employees currently or in the future is also intended to be encompassed under this policy.  It is not possible to identify every standard and rule applicable to the use of electronic communications devices.  Officers, directors employees, consultants and their employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems.  You are expected to review, understand, and follow such policies and procedures as published by the Company from time to time.

I. Maintaining and Managing Records

The purpose of this policy is to set forth and convey the Company's business and legal requirements in managing records, including all recorded information regardless of medium or characteristics.  Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm, or all other media.  Local, security, federal, foreign, and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records is require by the Company.  Civil and criminal penalties for failure to comply with such guidelines can be severe for officers, directors employees, consultants and their employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the officers, directors employees, consultants and their employees, agent, or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.  All original executed documents that evidence contractual commitments or other obligations of the Company must be forwarded to the Company’s administration office and Legal Counsel promptly upon completion.  Such documents will be maintained and retained in accordance with the Company’s record retention policies.  All corporate records are stored or created electronically on the Company’s central server.  Access to the server is granted to officers, directors, employees, consultants and their employees, agents and contractors by management on an as needed basis.  No party shall permit any other party to use their ID or Password to access the Company’s central server.  Corporate records are not to be created or stored on personal computers without prior permission of management.

J. Records on Legal Hold.

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations.  The Company determines and identifies what types of Company records or documents are required to be placed under a legal hold.  All Company officers, directors, employees, consultants and their employees, agent, and contractor must comply with this policy.  Failure to comply with this policy may subject the officers, directors, employees, consultants and their employees, agent, or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.

The Company will notify you if a legal hold is placed on records for which you are responsible.  You then must preserve and protect the necessary records in accordance with instructions from the Company.

RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.

A legal hold remains effective until it is officially released in writing by the Company.

If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Company.  If you have any questions about this policy you should contact the Company's Legal Counsel.

K. Payment Practices

(i) Accounting Practices.  The Company's responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Company's books and records in compliance with all applicable laws.  False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law.

Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii) Accounting and Financial Procedures.

The Company employs a senior bookkeeper who is responsible for all accounting record entries and maintenance. All hard copy financial records are filed under the supervision of the senior bookkeeper.

Statement Preparation:

1.	Annual statements are prepared by the senior bookkeeper.

2.
The company employs a consultant with a US Certified Public Accountant designation who oversees the preparation of statements both annual and quarterly, before they are sent to the audit firm for audit or review.

3.	The senior bookkeeper prepares all material required by the auditors and coordinates the timing of all parties involved to assure statements are filed with the regulatory authorities on time.

Payments – any payment required to be made by the Company require a Check Requisition signed by two officers or directors designated by the Board of Directors and who are not signing officers on the checks issued for the payment.  Invoices must be approved in writing by the party overseeing the work or expense to be paid.  This person can not sign the check requisition approving payment.  All checks, wire transfers or other form of payment(s) must be signed by two signing officers appointed by the Board of Directors.  All funds issued from the Company’s bank accounts must be accompanied by specific invoices or in compliance with the terms of approved contracts.  Advances, where called for under the terms of contracts or agreements, are to be processed following the same procedures.

The only exception to the above rule is Petty Cash which should not exceed $200.00 at any time in each office of the Company.  The person in charge of Petty Cash is required to submit regular accountings for Petty Cash expenses with receipts for all items or services purchase with Petty Cash.

The senior bookkeeper is responsible for maintaining records of each expenditure by filing copies of the check requisition with each approved invoice, wire transfer or other form of payment and other documentation related to the payment.

Material contracts must be approved by a resolution of the Board of Directors with direction that Management is to implement the terms of the contract.

Bank deposits shall be prepared by the senior bookkeeper, who also shall be responsible for their recording in the financial records of the Company.  As the Company maintains multiple bank accounts, any transfer of funds between accounts must be approved by the senior bookkeeper and signed by two signing officers.

Investments must be authorized by the CFO of the Company in consultation with other members of management and the directors.

Investment of Company funds may only be made in Chartered Banks or Central Government Guaranteed investments.  These investments are to be overseen by the Company’s CFO or his designee.  Any other form of investment of Company funds must be authorized by Resolution of the Board of Directors.

Budgets shall be prepared by management for each fiscal year and approved by the Board of Directors.  Budgets shall be reviewed at least once each quarter or more frequently as new projects or programs are introduced.

All parties involved in project management are required to submit project descriptions and related budgets in advance of the Company’s authorizing any material expenditure.  Any significant expenditure or financial commitment by the Company must be approved by resolution of the Board of Director.

Monthly reports showing budget, actual, year-to-date, variance and total budget, cash on hand, and investments with interest rate and maturity, are to be delivered each month to management and the Board of Directors.

L. Internal Control over Financial Reporting

1.           For purposes of this section, the term “internal control” means a process, effected by an the Company’s board of directors, management and other personnel that is designed to provide reasonable assurance regarding the achievement of objectives in three categories: (a) effectiveness and efficiency of operations; (b) reliability of financial reporting; and (c) compliance with applicable laws and regulations.

2.           The Company shall include in its annual report:

i)	A statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company;

ii)	A statement identifying the framework used by management to evaluate the effectiveness of the company’s internal control over financial reporting;

iii)	Management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as of the end of the most recent fiscal year; and

iv)
If required by applicable securities law or regulation, a statement that the registered public accounting firm that audited the financial statements included in the annual report has issued an attestation report on management’s evaluation on the company’s internal control over financial reporting This requirement is not currently applicable to the Company’s annual report as of the Company’s fiscal year ended June 30, 2009 but is expected to be applicable to the Company’s annual report for the year ended June 30, 2010.

3.           The Company will evaluate and disclose any change in its internal control over financial reporting that occurred during any fiscal quarter and that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.           Each management report on internal control over financial reporting must include: (a) a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting; (b) a statement identifying the framework used to evaluate the effectiveness of the Company’s internal control over financial reporting; (c) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of the period covered by such report and (d) if required by applicable securities law or regulation, with respect to management’s report relating to any year-end financial statements, a statement that the registered public accounting firm that audited the Company’s financial statements included in the annual report has issued an attestation report on management’s evaluation of the company’s internal control over financial reporting. This last requirement “(d)” is not currently applicable to the Company’s annual report as of the Company’s fiscal year ended December 31, 2008 but is expected to be applicable to the Company’s annual report for the year ended December 31, 2009.

5.           Management will consult with the Company’s legal counsel to ensure the timely requirement for disclosure of any changes to internal controls over financial reporting.

6.           Management shall review, and if warranted, amend internal controls over financial reporting quarterly or as required by applicable securities laws or regulations.

7.           The Company has on file a publication by the Committee of Sponsoring Organizations of the Treadway Commissions that provides guidelines for Internal Control over Financial Reporting which is available for review by any Officer or Director.  This publication has been utilized in updating this Corporate Governance Manual as of its effective date.

Prohibition of Inducements

Under no circumstances may officers, directors employees, consultants or their employees, agents or contractors offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud.  Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy.

M. Foreign Corrupt Practices Act.

The Company requires full compliance with the Foreign Corrupt Practices Act (FCPA) by all of its employees, consultants, agents, and contractors.

The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

All Company officers, directors, employees, consultants and their employees, agents and contractors whether located in Canada or the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.

All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical, and professional standards of the Company.  FCPA compliance includes the Company's policy on Maintaining and Managing Records.

Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business.  No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the Company's Legal Counsel.

N. Payments or Gifts from Others

Under no circumstances may officers, directors employees, consultants or their employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud.  Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy.  Questions regarding whether a particular payment or gift violates this policy are to be directed to the Company.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety.  The nature and cost must always be accurately recorded in the Company's books and records.

O. Selecting Suppliers and Contractors

The Company's suppliers and contractors make significant contributions to our success.  To create an environment where our suppliers and contractors have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner.  The Company's policy is to purchase supplies from contractors based on need, quality, service, price and terms and conditions that are competitive.

P. Government Relations

It is the Company's policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral, and legal standards of business conduct.  This policy includes strict compliance with all local, state, federal, foreign, and other applicable laws, rules and regulations.

Q. Lobbying

Officers, directors, employees, consultants and their employees agents and contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the Company.  Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials.  Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

R. Government Contracts

It is the Company's policy to comply fully with all applicable laws and regulations that apply to government contracting.  It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign, or other applicable governments.

IV. WAIVERS

Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors and promptly disclosed.  Any waiver of any provision of this Code of Business Conduct and Ethics with respect any other employees, consultants and their employees, agents, or contractors must be approved in writing by the Board of Directors.

VI. DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values.  We expect all of our officers, directors, employees, consultants and their employees, agents, and contractors to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any officers, directors, employees, consultants and their employees, agent, contractor, whose actions are found to violate these policies or any other policies of the Company.  Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion.  Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible.  Where laws have been violated, the Company will cooperate fully with the appropriate authorities